Exhibit 4.63

SHARE TRANSFER AGREEMENT

This Agreement is entered into as of May 13, 2010 in Shanghai by and between the following parties:

The Sellers:
XIAOLONG LI    (“PARTY A”)
Address:  No.37, Gulou West Avenue, Xicheng District, Beijing, the PRC.
TONG ZHANG    (“PARTY B”)
Address:  No. 5, Building 26, Shuangyu Shu, Haidian Street, Haidian District, Beijing, the PRC.
TIANSHU WU    (“PARTY C”)
Address: 15-405, Building 44, Nanhua Village, Huaqiang South Street, Shenzhen City, Guangdong Province, the PRC.

And

The Purchaser:
LEILEI WANG    (“Party D”)
Address: No.1001, Building 1, Xiaoyang Yibin Lane, Dongcheng District, Beijing, the PRC.

Whereas Shanghai Dacheng Network Technology Co., Ltd. (“the Company”), the registered capital of which is RMB 11,182,480. Party A invests RMB 2,184,758, which accounts for 19.54 percent of shares of the Company; Party B invests RMB 861,648, which accounts for 7.71 percent of shares of the Company; Party C invests RMB 795,783, which accounts for 7.11 percent of shares of the Company. According to the relevant laws and regulations, all parties reached the following agreement through friendly consultations with regard to the shares transfer:

ARTICLE 1	THE SUBJECT MATTER AND THE PRICE OF THE SHARE TRANSFER

1.	Party A agrees to transfer the 19.54 percent (Value RMB 2,184,758) of shares of the Company to Party D.

2.	Party B agrees to transfer the 7.71 percent (Value RMB 861,648) of shares of the Company to Party D.

3.	Party C agrees to transfer the 7.11 percent (Value RMB 795,783) of shares of the Company to Party D.

4.	Other rights affiliated to the shares shall be transferred to Party D accompanying with the shares transfer.

5.	The purchaser shall pay all share purchase prices to the Sellers at the date of signing the Agreement.

ARTICLE 2	REPRESENTATIONS AND WARRANTIES

The Sellers represent and warrant that they legally own the shares under the Article 1, and have right to deal with the shares entirely and effectively. The sellers also represent and warrant that there is no pledge, liability or other third party right on the Shares to be transferred.

ARTICLE 3	LIABILITY OF BREACH

If any party breaches this agreement, the party in breach shall compensate the non-breaching party for the economical losses. Unless otherwise specified in the Agreement, any of the non-breaching parties shall also have right to terminate this Agreement.

ARTICLE 4	DISPUTE RESOLUTION

1.	This Agreement shall be governed and interpreted in accordance with the laws of the PRC.

2.
All disputes arising from the execution of the Agreement or related to the Agreement shall be settled through friendly consultations by the parties. In case no settlement through consultation can be reached, the disputes shall be submitted to the Shanghai Arbitration Commission for arbitration.

ARTICLE 5	MISCELLANEOUS

1.	The Agreement shall be executed in 6 originals. Each party shall hold one copy respectively and the Company shall hold two copies for performing the relevant formalities.

2.	The Agreement shall take effect on the date of signature by the Parties.

Sellers:

PARTY A    XIAOLONG LI

Signature:	/s/ Xiaolong LI

PARTY B   TONG ZHANG

Signature:	/s/ Tong ZHANG

PARTY C   TIANSHU WU

Signature:	/s/ Tianshu WU

Purchaser:

PARTY D   LEILEI WANG

Signature:	/s/ Leilei WANG